LEGAL_AMERICAS # 603086398.7

Exhibit 10.2

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT, dated as of September 30, 2026 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guaranty”), made by FORTRESS CREDIT REALTY INCOME TRUST, a Maryland statutory trust (“Guarantor”), in favor of CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association, as buyer (“Buyer”).

RECITALS

A.
Pursuant to that certain Master Repurchase and Securities Contract Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), between Buyer and FCR CRE CONA Seller LLC, a Delaware limited liability company (“Seller”), Seller has agreed to sell to Buyer, certain Eligible Assets, as defined in the Repurchase Agreement, upon the terms and subject to the conditions as set forth therein. Pursuant to the terms of that certain Custodial Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Custodial Agreement”), by and among Buyer, Seller and U.S Bank, National Association (“Custodian”), Custodian is required to take possession of the Purchased Assets, along with certain other documents specified in the Custodial Agreement, as Custodian of Buyer and any future purchaser, on several delivery dates, in accordance with the terms and conditions of the Custodial Agreement. Pursuant to the terms of that certain Pledge and Security Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), made by FCR CRE CONA Pledgor LLC, a Delaware limited liability company (“Pledgor”), in favor of Buyer, Pledgor has pledged to Buyer all of the Collateral (as defined in the Pledge Agreement).
B.
Guarantor directly or indirectly owns one hundred percent (100%) of the legal and beneficial limited liability company interest in, and controls, Seller and Pledgor, and Guarantor will derive benefits, directly and indirectly, from the execution, delivery and performance by Seller of the Transaction Documents and the transactions contemplated by the Repurchase Agreement.
C.
It is a condition precedent to Buyer acquiring the Purchased Assets pursuant to the Repurchase Agreement that Guarantor shall have executed and delivered this Guaranty.

NOW, THEREFORE, in consideration of the foregoing premises, to induce Buyer to enter into the Transaction Documents and to enter into the transactions contemplated thereunder, Guarantor hereby agrees with Buyer as follows:

1. Defined Terms. Each of the definitions set forth on Exhibit A hereto are, solely for the purpose of Section 9 hereof, hereby incorporated herein by reference. Unless otherwise defined herein, terms which are defined in the Repurchase Agreement and used herein are intended to be used as such terms are so defined in the Repurchase Agreement.

2. Guaranty. (a) Subject to Sections 2(b), 2(c), 2(d) and 2(f) below, Guarantor hereby unconditionally and irrevocably guarantees to Buyer the prompt and complete payment and performance when due, whether at stated maturity, by acceleration of the Repurchase Date or otherwise, of all of the following: (i) all payment obligations owing by Seller and Pledgor to Buyer under or in connection with the Repurchase Agreement or any of the other Transaction Documents or other agreements relating thereto, (ii) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing and (iii) all fees and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by Buyer in the enforcement of any obligation of Guarantor hereunder (collectively, the “Obligations”).

(b)
Notwithstanding anything in Section 2(a) herein to the contrary, but subject in all cases to Sections 2(c), 2(d) and 2(f) below, which shall control with respect to the Obligations set forth therein, the maximum liability of Guarantor hereunder and under the Transaction Documents shall in no event exceed zero percent (0%) of the then-currently unpaid aggregate Purchase Prices of all Purchased Assets unless otherwise set forth in the applicable Confirmation for the related Purchased Asset.
(c)
Notwithstanding the foregoing, or any other provision herein to the contrary, the limitation on recourse liability as set forth in Section 2(b) above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Obligations shall be full recourse to Guarantor, upon the occurrence of any of the following:
(i)
a voluntary bankruptcy or insolvency proceeding is commenced by Seller, Pledgor or Guarantor under the Bankruptcy Code or any similar federal or state law;
(ii)
Seller, Pledgor or Guarantor consents to or joins in any application for the appointment of a custodian, receiver, trustee, liquidator or examiner for Seller or Seller’s assets and liabilities;
(iii)
an involuntary bankruptcy or insolvency proceeding is commenced against Seller, Pledgor or Guarantor in connection with which Seller, Pledgor or Guarantor, or any Affiliate of Seller, Pledgor or Guarantor (alone or in any combination) (A) has or have colluded or conspired in any way with the creditors commencing or filing such proceeding, (B) has solicited or caused to be solicited petition creditors for any involuntary bankruptcy or insolvency petition against Seller, Pledgor or Guarantor from any Person, or (C) has filed an answer consenting to or joining in with respect to such involuntary bankruptcy or insolvency proceeding;
(iv)
any breach of the separateness covenants set forth in Article 12 (with the express exception of Articles 12(a) and (k) (in each case solely with respect to solvency)) of the Repurchase Agreement that results in the substantive consolidation of any of the assets and/or liabilities of Seller or Pledgor with any other Person (including, without limitation, in connection with any proceeding under any Insolvency Law);
(v)
[intentionally omitted];
(vi)
Seller, Pledgor, or Guarantor, or any Affiliate of Seller, Pledgor or Guarantor objecting, opposing or taking a position inconsistent with Buyer seeking relief from the automatic stay under the Bankruptcy Code or Buyer’s position that the automatic stay under the Bankruptcy Code is inapplicable due to one or more safe harbor provisions under the Bankruptcy Code;

(vii)
Seller, Pledgor, or Guarantor, or any Affiliate of Seller, Pledgor or Guarantor asserts any position that (A) any transaction under the Transaction Documents or any Transaction is or constitutes a fraudulent conveyance or is otherwise voidable under any applicable bankruptcy or insolvency law or (B) any transfer of a Purchased Asset from an Affiliate of Seller to Seller was not a true sale of the Purchased Asset to Seller; or
(viii)
there is a completion of a foreclosure, deed in lieu or other similar conveyance of any Purchased Asset by Seller or Seller’s designee or assignee without the prior consent of Buyer.
(d)
In addition to the foregoing, and notwithstanding the limitations on recourse liability set forth in Section 2(b) above, Guarantor shall be liable to Buyer for any actual, out-of-pocket losses, costs, claims, expenses or other liabilities actually incurred by Buyer (expressly excluding consequential, special, exemplary or punitive damages or any damages resulting from the gross negligence, willful misconduct or illegal acts of Buyer or Buyer’s Affiliates; provided, that, none of the foregoing (other than gross negligence, willful misconduct or illegal acts) shall be excluded to the extent that such damages are payable to a third party by Buyer) arising out of or attributable to the following matters:
(i)
fraud, intentional misrepresentation, gross negligence, or willful misconduct by Seller, Pledgor, or Guarantor, or any Affiliate of Seller, Pledgor or Guarantor in connection with the execution and delivery of this Guaranty, the Repurchase Agreement or any of the other Transaction Documents, or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;
(ii)
the failure by Seller to obtain Buyer’s prior written consent to any subordinate financing or voluntary liens encumbering any or all of the Purchased Assets, the Purchased Items or the Capital Stock of Seller, in each case, that are not permitted under the Transaction Documents; and
(iii)
[intentionally omitted];
(iv)
the misappropriation or conversion by Seller, Pledgor, or Guarantor, or any Affiliate of Seller, Pledgor or Guarantor of any funds related to the Purchased Assets and not applied in accordance with the Repurchase Agreement;
(v)
Seller’s or any Affiliate’s failure to fund any future funding obligations as and when required pursuant to, and in accordance with the terms of, the Purchased Asset Documents;
(vi)
any material breach by Seller, Pledgor or Guarantor, or any Affiliate of Seller, Pledgor or Guarantor, of any representations and warranties relating to Environmental Laws, or any indemnity for costs incurred by Buyer in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any Materials of Environmental Concern, in each case in any way affecting Seller’s or Guarantor’s properties or any of the Purchased Assets; provided that, the guarantee set forth in this Section 2(d)(vi) shall not apply to the any of the foregoing which first arises following, and does not relate to periods occurring prior to, the foreclosure and transfer or assumption of the Purchased Asset following an Event of Default under the Repurchase Agreement pursuant to a public or private sale or strict foreclosure or other exercise of Buyer’s remedies under the Transaction Documents; and
(vii)
Seller, Pledgor, or Guarantor, or any Affiliate of Seller, Pledgor or Guarantor seeks judicial intervention or injunctive or other equitable relief of any kind or asserts in a pleading filed in connection with a judicial proceeding against Buyer, a defense against the existence of any Event of Default or remedies pursued by Buyer due to such Event of Default, in each case of the foregoing which is found by a court of competent jurisdiction in a final, non-appealable ruling to be frivolous or brought in bad faith.
(e)
Nothing herein shall be deemed a waiver of any right which Buyer may have under Sections 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the outstanding obligations under the Repurchase Agreement or to require that all Purchased Assets shall continue to secure all of the outstanding obligations owing to Buyer in accordance with the Repurchase Agreement or any other Transaction Documents.
(f)
In addition to the foregoing, and notwithstanding the limitations on recourse liability set forth in Section 2(b) above, Guarantor further agrees to pay any and all documented and out of pocket expenses (including, without limitation, all reasonable fees and disbursements of external counsel) which may be paid or incurred by Buyer in enforcing any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty after the occurrence and during the continuance of an Event of Default. This Guaranty shall remain in full force and effect until the later of (i) the date upon which the Obligations are paid in full and (ii) the termination of the Repurchase Agreement, notwithstanding that from time to time prior thereto, Seller and/or Pledgor may be free from any Obligations.
(g)
No payment or payments made by Seller, Pledgor or any other Person or received or collected by Buyer from Seller, Pledgor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the amount of the Obligations under this Guaranty until the Obligations are paid in full.
(h)
Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of any liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guaranty for such purpose; provided, however, that failure to deliver to Buyer any such notice shall not constitute a waiver by Guarantor of any defense of payment or performance.

3. Subrogation. Upon making any payment hereunder, Guarantor shall be subrogated to the rights of Buyer against Seller and Pledgor and any collateral for any Obligations with respect to such payment; provided, that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation until all amounts due and payable by Seller or Pledgor to Buyer under the Transaction Documents or any related documents have been paid in full; provided, further, that such subrogation rights shall be subordinate in all respects to all amounts owing to Buyer under the Transaction Documents.

4. Amendments, etc. with Respect to the Obligations. Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Obligations made by Buyer may be rescinded by Buyer and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer and any Transaction Document and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Buyer shall have no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations or any property subject thereto. When making any demand hereunder against Guarantor, Buyer may, but shall be under no obligation to, make a similar demand on Seller or any other Person, and any failure by Buyer to make any such demand or to collect any payments from Seller or any such other Person or any release of Seller or such other Person shall not relieve Guarantor of its Obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

5. Guaranty Absolute and Unconditional. (a) Guarantor hereby agrees that its obligations under this Guaranty constitute a guarantee of payment when due and not of collection. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon this Guaranty or acceptance of this Guaranty; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty; and all dealings between Seller and Guarantor, on the one hand, and Buyer, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller or Guarantor with respect to the Obligations (other than such notices expressly required under the Transaction Documents). This Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of any Transaction Document, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Seller against Buyer, (iii) any requirement that Buyer exhaust any right to take any action against Seller or any other Person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guaranty or (iv) any other circumstance whatsoever (with or without notice to or knowledge of Seller and Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller for the Obligations, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against Guarantor, Buyer may, but shall be under no obligation, to pursue such rights and remedies that Buyer may have against Seller or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against Guarantor. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and its successors and assigns thereof, and shall inure to the benefit of Buyer and its permitted successors, endorsees, transferees and assigns, until all the Obligations and the obligations of Guarantor under this Guaranty shall have been satisfied by payment in full.

(b) Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to Buyer as follows:

(i)
Guarantor hereby waives any defense arising by reason of, and any and all right to assert against Buyer any claim or defense based upon, an election of remedies by Buyer which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against Seller or any other guarantor for reimbursement or contribution, and/or any other rights of Guarantor to proceed against Seller, any other guarantor or any other person or security other than compliance with Buyer's enforcement obligations set forth in Article 14 of the Repurchase Agreement.
(ii)
Guarantor is presently informed of the financial condition of Seller and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed about the financial condition of Seller, the status of other guarantors, if any, of all other circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than Buyer for such information and will not rely upon Buyer for any such information. Absent a written request for such information by Guarantor to Buyer, Guarantor hereby waives the right, if any, to require Buyer to disclose to Guarantor any information which Buyer may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor.
(iii)
Guarantor has independently reviewed the Transaction Documents and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guaranty to Buyer, Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any liens or security interests of any kind or nature granted by Seller or any other guarantor to Buyer, now or at any time and from time to time in the future.

6. Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, wind up, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for Seller or any substantial part of the property of Seller, or otherwise, all as though such payments had not been made.

7. Payments. Guarantor hereby agrees that the Obligations will be paid to Buyer, without set-off or counterclaim in United States Dollars at the address specified in writing by Buyer.

8. Representations and Warranties. Guarantor represents and warrants that:

(a) It is duly organized, validly existing and in good standing under the laws and regulations of its jurisdiction of incorporation or organization, as the case may be. It is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of its business except where the failure to do the same would not reasonably be expected to have a Material Adverse Effect thereon. It has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Guaranty and the other Transaction Documents;

(b) This Guaranty has been duly executed by it, for good and valuable consideration. This Guaranty constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law);

(c) [intentionally omitted];

(d) The execution, delivery and performance of this Guaranty will not violate (i) its organizational documents, (ii) any contractual obligation to which it is now a party or constitute a default thereunder, or result thereunder in the creation or imposition of any Lien upon any of its assets, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to it, or (iv) any applicable Requirement of Law;

(e) Other than as disclosed to Buyer, there is no action, suit, proceeding, litigation, investigation, arbitration or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Guarantor, threatened by or against Guarantor or against its assets, (i) with respect to any of the Transaction Documents or any of the transactions contemplated hereby or thereby or (ii) that could reasonably be expected to have a Material Adverse Effect. Other than as disclosed to Buyer, Guarantor is in compliance in all material respects with all Requirements of Law. Other than as disclosed to Buyer, Guarantor is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule, or regulation of any arbitrator or Governmental Authority;

(f) Guarantor has timely filed all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all federal and other Taxes (whether or not shown on a return), which have become due, except for Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP. Guarantor has satisfied all of its material withholding tax obligations. No federal or other material tax Liens have been filed against any assets of Guarantor and no claims are currently being asserted in writing against Guarantor with respect to any federal or other material Taxes (except for liens and with respect to Taxes not yet due and payable or liens or claims with respect to Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP);

(g) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority or any other Person is required to authorize, or is required in connection with, (i) the execution and performance of this Guaranty, (ii) the legality, validity, binding effect or enforceability of this Guaranty against it or (iii) the consummation of the transactions contemplated by this Guaranty; and

(h) Other than as disclosed to Buyer, there are no judgments against Guarantor unsatisfied of record or docketed in any court located in the United States of America in an aggregate amount in excess of Twenty-Five Million and NO/00 Dollars ($25,000,000.00) and no Act of Insolvency has ever occurred with respect to it.

Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by Guarantor on the date hereof and on the Purchase Date for each Transaction under the Repurchase Agreement, as though made hereunder on and as of such date.

9. Financial Covenants.

(i)
Guarantor hereby agrees that, at all times until the Repurchase Obligations have been paid in full, Guarantor shall not, as tested quarterly following each Fiscal Quarter on a consolidated basis in accordance with GAAP, consistently applied, or at such other times as required under the Repurchase Agreement:
(i)
permit its Liquidity at any time to be less than the greater of (i) Ten Million and NO/100 Dollars ($10,000,000.00) or (ii) seven and one-half percent (7.50%) of the aggregate outstanding Purchase Price of all Purchased Assets at any given time; provided, however, at no time shall Liquidity be required to be greater than Forty Million and NO/100 Dollars ($40,000,000.00).
(ii)
permit its Tangible Net Worth at any time to be less than the greater of (i) Three Hundred Fifty Million and NO/100 Dollars ($350,000,000.00) or (ii) seventy-five percent (75%) of the sum of (a) any outstanding equity issuances made and any capital contributions received by Guarantor at any time on or prior to such date of determination, and (b) the aggregate amount of all unfunded investor capital commitments of Guarantor, if any, that are available to be called on without condition (other than customary notice and otherwise administrative conditions as set forth in the statutory trust agreement and by-laws of Guarantor); and
(iii)
permit its Leverage Ratio to be greater than seventy-five percent (75%).
(b)
Guarantor’s compliance with the covenants set forth in this Section 9 must be evidenced by the financial statements and by a Covenant Compliance Certificate in the form of Exhibit IX to the Repurchase Agreement furnished together therewith, as provided by Seller to

Buyer pursuant to Article 11(g) of the Repurchase Agreement and compliance with all such covenants are subject to continuing verification of Buyer and Guarantor shall provide information that is reasonably requested by Buyer with respect to any lawsuits and/or other matters disclosed in any financial statements of Guarantor delivered to Buyer which would reasonably be expected to have a Material Adverse Effect on Guarantor’s ability to comply with the covenants set forth in this Section 9; provided, that, for the avoidance of doubt, such continued verification shall not obligate Guarantor or Seller to provide additional financial statements or Covenant Compliance Certificates other than those required under Article 11(g) of the Repurchase Agreement.
(c)
If at any time following the date hereof, Guarantor or any of its Subsidiaries enters into or amends a repurchase agreement, warehouse facility or other commercial real estate lending transaction similar to the facility evidenced by the Transaction Documents, for loans similar to the Purchased Assets, with any other repurchase buyer or lender, which by its terms provides more favorable terms to such other repurchase buyer or lender with respect to any financial covenants (including any related defined terms) of Guarantor or such Subsidiary contained therein than those contained in this Guaranty (a “Covenant More Favorable Agreement”), Guarantor shall provide written notice to Buyer within ten (10) Business Days following the execution of such Covenant More Favorable Agreement.
(d)
Guarantor hereby agrees that if, at any time while this Guaranty remains in effect, Guarantor enters into a repurchase agreement, warehouse facility or other commercial real estate lending transaction similar to the facility evidenced by the Transaction Documents, for loans similar to the Purchased Assets, with any other repurchase buyer or lender, which by its terms includes a “most favored nation” provision entitling such repurchase buyer or lender the benefit of more favorable terms with respect to financial covenants granted by Guarantor to any other financing counterparty (an “MFN More Favorable Agreement”), the below provision will automatically become effective:
(i)
this Guaranty shall be deemed to be automatically modified to include the “most favored nation” provision in such MFN More Favorable Agreement and to give effect to such “most favored nation” provision on the financial covenants (and related definitions) of Guarantor set forth herein, if applicable, and (ii) Guarantor shall give prompt notice to Buyer of such MFN More Favorable Agreement. Upon Buyer’s request, Guarantor shall enter into such amendments to this Guaranty and any other Transaction Document as may be required by Buyer to give effect to such “most favored nation” provision. Notwithstanding the foregoing, in the event that an MFN More Favorable Agreement or Covenant More Favorable Agreement is or has been amended, modified or terminated (including, without limitation, any such amendment or modification occurring automatically pursuant to the terms of the applicable MFN More Favorable Agreement) and the effect thereof is to make less restrictive as to Guarantor any MFN More Favorable Agreement or Covenant More Favorable Agreement or eliminate any MFN More Favorable Agreement or Covenant More Favorable Agreement, as applicable, then, upon Guarantor providing written notice to Buyer of the same (each, an “MFN Step Down Notice”), which Guarantor may deliver to Buyer from time to time, this Guaranty shall automatically be deemed to be modified to reflect only the most restrictive “most favored nation” provision in an MFN More Favorable Agreement (including with respect to the financial covenants (and related definitions) set forth herein, if applicable) which is then in effect as of the date of any such MFN Step Down Notice; provided, however, that in no event will the foregoing cause the financial covenants of Guarantor at any time to be any less restrictive than (or to not include any of) the financial covenants expressly set forth in Section 9 of this Guaranty as of the date hereof. Notwithstanding anything contained in this Section 9(d)(i) to the contrary, this Section 9(d)(i) shall only apply to financial covenants and any related definitions contained herein or in any other Transaction Document and shall not extend to any other provisions of any other commercial real estate lending, repurchase or warehouse facility.

10. Further Covenants of Guarantor:

(a) Taxes. Guarantor will timely file all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and will pay all federal and other Taxes (whether or not shown on a return), which have become due, except for Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP.

(b) Anti-Corruption Laws and Anti-Money Laundering Laws.

(i) Guarantor is and shall act in compliance with applicable Anti-Corruption Laws and no part of the proceeds of any Transaction will be used, directly or indirectly, for any payments in violation of any applicable Anti-Corruption Law.

(ii) Guarantor agrees that, from time to time upon the prior written request of Buyer, it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to ensure compliance with Anti-Money Laundering Laws and to fully effectuate the purposes of this Guaranty; provided, however, that nothing in this Section 10(b)(ii) shall be construed as requiring Buyer to conduct any inquiry or decreasing Guarantor’s responsibility for its statements, representations, warranties or covenants hereunder. Guarantor agrees to notify Buyer or a person appointed by Buyer to administer their Anti-Money Laundering Laws program, if applicable, of any change in information affecting this Section 10(b)(ii) within three (3) Business Days.

(c) Financial Reporting. Upon Buyer’s request, Guarantor shall provide, or cause to be provided, to Buyer copies of Guarantor’s consolidated Federal Income Tax returns, if any, delivered within thirty (30) days after the earlier of (A) filing or (B) the last filing extension period.

(d) Limitation on Distributions. After the occurrence and during the continuation of any monetary Potential Event of Default or any Event of Default, and so long as any Obligations then due and payable by Guarantor hereunder remain unsatisfied, Guarantor shall not declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guarantor, provided that Guarantor may distribute at any time the minimum amount of cash required to be distributed so that Guarantor (including its qualifying subsidiaries) can maintain its status as a “real estate investment trust” (or qualifying subsidiary, as applicable) under Sections 856 through 860 of the Code and such distributions are actually used to maintain

Guarantor’s status as a “real estate investment trust” under Sections 856 through 860 of the Code (such minimum amount, the “REIT Distribution Amount”).

11. Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default and upon any Obligations becoming due and payable by Guarantor (whether at stated maturity, by acceleration or otherwise), Guarantor hereby irrevocably authorizes Buyer and its Affiliates, without notice to Guarantor, any such notice being expressly waived by Guarantor to the extent permitted by applicable law, upon any Obligations becoming due and payable by Guarantor (whether at stated maturity, by acceleration or otherwise), to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer to or for the credit or the account of Guarantor, or any part thereof in such amounts as Buyer may elect, against and on account of the obligations and liabilities of Guarantor to Buyer hereunder and claims of every nature and description of Buyer against Guarantor, in any currency, arising under any Transaction Document, as Buyer may elect, whether or not Buyer has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Buyer shall notify Guarantor promptly of any such set-off and the application made by Buyer, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Buyer under this Section 11 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Buyer may have.

12. Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13. Section Headings. The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

14. No Waiver; Cumulative Remedies. Buyer shall not by any act (except by a written instrument pursuant to Section 15 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Buyer would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

15. Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer. This Guaranty shall be binding upon successors and assigns of Guarantor and shall inure to the benefit of Buyer, and their respective successors and permitted assigns; provided, however, that Guarantor may not, without the prior written consent of Buyer, assign any of Guarantor’s rights, powers, duties or obligations hereunder. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTIONS 5‑1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

16. Notices. Unless otherwise provided in this Guaranty, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or (d) by telecopier (with answerback acknowledged) or e-mail provided that such telecopied or e-mailed notice must also be delivered by one of the means set forth above, to the address specified below or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 16. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (z) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section 16. A party receiving a notice that does not comply with the technical requirements for notice under this Section 16 may elect to waive any deficiencies and treat the notice as having been properly given.

Buyer:

Capital One, National Association

299 Park Avenue, 29th Floor

New York, NY 10171

Attention: Adam Berenato; Tim Pedrotty

Telephone: [***]; [***]

Email: [***]; [***]

Capital One, National Association

300 Jericho Quadrangle

Jericho, NY 11753

Attention: Seth Weiner

Telephone: [***]

Email: [***]

With copies to:	Paul Hastings LLP 200 Park Avenue New York, NY 10166 Attention: Lisa A. Chaney, Esq. Facsimile: (212) 230-7793 Email: lisachaney@paulhastings.com

Guarantor:	Fortress Credit Realty Income Trust 1345 Avenue of the Americas, 45th Floor New York, New York 10105 Attention: David Scheible Telephone: [***] Email: [***]
With copies to:	Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Anthony Mongone, P.C. Telephone: (212) 446-4809 Email: anthony.mongone@kirkland.com

17. SUBMISSION TO JURISDICTION; WAIVERS. EACH OF GUARANTOR AND BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)
SUBMITS TO THE NON- EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS UNDER THIS GUARANTY OR RELATING IN ANY WAY TO THIS GUARANTY, THE REPURCHASE AGREEMENT OR ANY TRANSACTION UNDER THE REPURCHASE AGREEMENT;
(B)
CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE;
(C)
AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 16 HEREOF OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND
(D)
AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

18. Integration. This Guaranty represents the agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by Buyer relative to the subject matter hereof not reflected herein.

19. Counterparts. This Guaranty may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. This Guaranty and each of the Transaction Documents may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, in portable document format (.pdf) or otherwise, and each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Guaranty. Each party to this Guaranty (a) agrees that it will be bound by its own Electronic Signature, (b) accepts the Electronic Signature of each other party to this Guaranty and each Transaction Document, and (c) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The words “execution,” “executed”, “signed,” “signature,” and words of like import in this paragraph shall, for the avoidance of doubt, be deemed to include Electronic Signatures and the use and keeping of records in electronic form, each of which shall have the same legal effect, validity and enforceability as manually executed signatures and the use of paper records and paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, state laws based on the Uniform Electronic Transactions Act, or any other state law..

20. Acknowledgments. Guarantor hereby acknowledges that:

(a) Guarantor has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the related documents;

(b) Buyer does not have any fiduciary relationship to Guarantor, and the relationship between Buyer, on the one hand, and Guarantor, on the other, is solely that of creditor and surety; and

(c) no joint venture exists between or among any of Buyer, Guarantor and/or Seller.

21. Intent. Guarantor intends and acknowledges that (a) this Guaranty is “a security agreement or arrangement or other credit enhancement” that is “related to” and provided “in connection with” the Repurchase Agreement and each Transaction is within the meaning of Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(xi) of the Bankruptcy Code and is, therefore, (i) a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of the Bankruptcy Code, (ii) a “securities contract” as that term is defined in Section 741 (7)(A)(xi) of the Bankruptcy Code and (iii) a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code, and (b) any party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with the Repurchase Agreement and this Guaranty is in each case a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Guaranty as described in Sections 555, 559 and 561 of the Bankruptcy Code. Guarantor agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of this Guaranty, the Repurchase Agreement or any Transaction thereunder as a “repurchase agreement,” “securities contract” and/or “master netting agreement,” within the meaning of the Bankruptcy Code.

22. WAIVERS OF JURY TRIAL. EACH OF GUARANTOR AND BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered as of the date first above written.

GUARANTOR:

FORTRESS CREDIT REALTY INCOME TRUST, a Maryland statutory trust

By: /s/ Avraham Dreyfuss_________________
Name: Avraham Dreyfuss
Title: Chief Financial Officer

Exhibit A

Definitions

“Available Borrowing Capacity” shall mean, with respect to any Person, on any date of determination, the total unrestricted, available borrowing capacity which may be drawn (not including required reserves, fees and discounts) upon by such Person without condition (except for customary notice conditions) (and to the extent not otherwise pledged to any other Person) under any term or revolving credit facilities of such Person which are made available by financial institutions whose short term unsecured debt is rated at least "A-1" by S&P and "P-1" by Moody's, and has an equivalent or higher rating by each other nationally recognized statistical rating organization that provides a short-term unsecured debt rating to such financial institution, and whose long term unsecured debt is rated at least "A+" by S&P and "A1" by Moody's and has an equivalent or higher rating by each other nationally recognized statistical rating organization that provides a long-term unsecured debt rating to such financial institution.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Guaranty, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

“Cash Equivalents” shall mean, with respect to any Person and its Consolidated Subsidiaries, and any date, to the extent owned by such Person or any of its Consolidated Subsidiaries unrestricted: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States and having a maturity of not greater than 90 days from the date of issuance thereof, (b) certificates of deposit of or time deposits with Administrative Agent or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1,000,000,000, (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least "Prime-1" (or the then equivalent grade) by Moody's or "A-1" (or the then equivalent grade) by S&P or (d) money market funds domiciled inside or outside of the United States which funds have, at all times, credit ratings of "AAAm" by S&P or "Aaa-mf" by Moody's.

“Consolidated Subsidiaries” shall mean, with respect to any Person and any date, any and all Subsidiaries of such Person that are consolidated with such Person in accordance with the GAAP.

“Indebtedness” shall mean, for any Person: (i) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (ii) obligations of such Person to pay the deferred purchase or acquisition price of property; (iii) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (iv) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (v) Capital Lease Obligations of such Person; (vi) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (vii) Indebtedness of others guaranteed by such Person (solely to the extent of the applicable guarantee); and (viii) Indebtedness of general partnerships of which such Person is a general partner or of which such Person is secondarily on contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness, to supply or advance sums or otherwise.

“Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Total Indebtedness to (ii) Total Assets, in each case, as of such date.

“Liquidity” shall mean, with respect to Guarantor and any date, the sum of (i) unrestricted Cash of Guarantor and its Consolidated Subsidiaries, (ii) Cash Equivalents of Guarantor and its Consolidated Subsidiaries, and (iii) the Available Borrowing Capacity of Guarantor and its Consolidated Subsidiaries, all on or as of such date.

“Non-Recourse Indebtedness” shall mean, for any period, with respect to any Person and its consolidated Subsidiaries, without duplication, any of the following: (i) Indebtedness under convertible debt notes not subject to margin calls, (ii) Indebtedness arising solely by reason of customary recourse carve-outs under a non-recourse guaranty or similar agreement, including, but not limited to, fraud, misappropriation and misapplication, and environmental indemnities, unless liability under such carve outs has actually accrued under the applicable guaranty or agreement, and (iii) Indebtedness in connection with the issuance by such Person of, and obligations of such Person under, the securities or related instruments or certificates in a collateralized loan obligation transaction or other securitization.

“Total Assets” shall mean, with respect to Guarantor, the value of the assets of Guarantor and its Consolidated Subsidiaries, computed in accordance with GAAP.

“Tangible Net Worth” shall mean, with respect to any Person and any date, all amounts which would be included under capital or shareholder’s equity (or any like caption) on a consolidated balance sheet of such Person and its Consolidated Subsidiaries, as determined in accordance with GAAP, minus (i) intangible assets included in the foregoing and (ii) prepaid taxes and/or expenses, all on or as of such date.

“Total Indebtedness” shall mean, with respect to Guarantor as of any date of determination, the aggregate Indebtedness of the Guarantor and its Consolidated Subsidiaries plus the proportionate share of all Indebtedness of all non-Consolidated Subsidiaries of Guarantor as of such date, in each case other than Non-Recourse Indebtedness of Guarantor and its Consolidated Subsidiaries.